UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

GINKGO BIOWORKS HOLDINGS, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 27, 2022, Ginkgo Bioworks Holdings, Inc. (“Ginkgo” or the “Company”) sent the below communication to employees and shared the below posts to its Twitter account (http://twitter.com/Ginkgo) related to the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”).

EMPLOYEE COMMUNICATION:

Our First Proxy Statement

Author: Jason Kelly

tl;dr — Our first proxy statement was issued yesterday! It outlines key information for $DNA owners ahead of our first annual meeting in June. There are two proposals on the docket for the annual meeting this year - the election of each of our board members and the ratification of the appointment of our independent auditing firm. As you’ll see in the proxy materials, our board recommends shareholders vote “FOR” these proposals. We encourage you to vote your shares and keep an eye out on additional opportunities to build our ownership culture soon.

Dear Bioworkers,

Yesterday marked a first for us as a public company - we released our first annual proxy statement to all our shareholders. Proxy statements set out the items that will be up for vote in the annual shareholder meeting and provide you with the logistics for casting your vote.

Our annual shareholder meeting will be held virtually on Friday, June 10th, at 2pm Eastern (yes, the same day that Jurassic World Dominion hits theaters, including our own showing in Boston!), and you’ll soon receive information about your proxy materials and proxy card so that you can vote on the items of business for the meeting. The proposals put forth at the meeting are the re-election of eight directors to our board and the ratification of the appointment of Ernst & Young as our independent public accounting firm this year. Ginkgo’s board recommends voting “FOR” both of these measures.

Bioworkers have been hard at work putting together comprehensive disclosures about the company and information about upcoming votes into this statement. We’ve also written a short letter to our shareholders, which we encourage you to read. We’re working on a longer piece about Ginkgo’s approach to caring, which we’ll release as our ESG (“environmental, social, and governance”) sustainability report later this year.

Class B shareholders have real power and responsibility: at the annual shareholder meeting Class B shares carry 10 votes per share, compared to 1 vote per share for our Class A shares (and 0 votes for each of our Class C shares). This means that as a group, Class B shareholders currently account for over 75% of the voting power. Every year that you hold Ginkgo voting shares, you will have the opportunity to vote on (among other matters) our board members, who make many different types of decisions affecting the direction and leadership of the company. We encourage you to use the power of your vote and to use this power wisely!

As we develop the structures of our ownership culture, we’ll be building out additional opportunities for Bioworkers to engage with our internal governance as well. In the coming months, you’ll see us testing out the processes of this ownership work by holding votes for Bioworkers to constitute the committees of various Ginkgo processes, including Ginkgo Gives and other key ownership functions. You’ll also see us post office hours in #team-ownership between now and the annual meeting in June, where we can talk about ownership issues more broadly. Please expect more on this front soon!

Thank you for joining us on this journey and helping us grow our ownership culture!

POSTS ON TWITTER:

@Ginkgo on Twitter: We’re very excited for our 2022 Annual Meeting of Shareholders! We invite you to review our proxy statement [1] and to attend virtually [2] on Friday, June 10, 2022 at 2:00 p.m., Eastern Time.

[1] [LINK DIRECTS USERS TO PROXY STATEMENT FILED WITH THE SEC ON APRIL 26, 2022]

[2] [LINK DIRECTS USERS TO LOGIN PAGE FOR ANNUAL MEETING]

@Ginkgo on Twitter, Retweet: Excited for @Ginkgo’s annual meeting! Auspiciously coming out the same day as the best movie of 2022! [dinosaur emoji]

[pen emoji] LETTER TO SHAREHOLDERS: [LINK DIRECTS USERS TO LETTER TO SHAREHOLDERS]

[scroll emoji]: ANNUAL REPORT: [LINK DIRECTS USERS TO ANNUAL REPORT]

[check mark emoji]: PROXY MATERIALS: [LINK DIRECTS USERS TO PROXY STATEMENT FILED WITH THE SEC ON APRIL 26, 2022]

WHERE YOU CAN FIND MORE INFORMATION

Ginkgo and certain of its directors and executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with its 2022 Annual Meeting. We filed our definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on April 26, 2022 in connection with the solicitation of proxies from our shareholders for the 2022 Annual Meeting (the “Proxy Statement”). This filing does not contain all the information included in our Proxy Statement. Shareholders of the Company are strongly encouraged to read our Proxy Statement as it includes important information about matters we will consider at our 2022 Annual Meeting. For more information pertaining to us and the interests of our directors and executive officers in the Company, you should refer to our Proxy Statement.

In addition, we file annual, quarterly and current reports, registration statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.ginkgobioworks.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this filing.